Exhibit 3.1

ARTICLES OF INCORPORATION
PAVANA POWER CORPORATION

ARTICLE ONE: The name of the corporation is PAVANA POWER CORPORATION.

ARTICLE TWO: The registered agent for service of process is Budget Corp., 2050 Russett Way, Carson City NV 89703

ARTICLE THREE: Authorized Stock: 300,000,000 shares, Par value per share $.001.

ARTICLE FOUR: Names and address of the board of directors: Peter Wanner, 227 Bellevue Way NE, #219, Bellevue WA 98004.

ARTICLE FIVE: The purpose of the corporation shall be: Any and all purposes for which Nevada corporations may be organized.

ARTICLE SIX: Name, address and signature of Incorporator: Peter Wanner, 227 Bellevue Way NE, #219, Bellevue WA 98004, /s/ Peter Wanner.

ARTICLE SEVEN: Certificate of Acceptance of Appointment by Registered Agent: /s/ Budget Corp.